Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Assembly Biosciences, Inc. for the registration of common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our reports dated March 4, 2020, with respect to the consolidated financial statements of Assembly Biosciences, Inc. and the effectiveness of internal controls over financial reporting of Assembly Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 28, 2020